Exhibit 99.1
FOR IMMEDIATE RELEASE

Momentive Specialty Chemicals Inc. Announces Second Quarter 2013 Results

COLUMBUS, Ohio - (August 13, 2013) - Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”) today announced results for the second quarter ended June 30, 2013. Results for the second quarter of 2013 include:

•	Revenues of $1.3 billion, flat with the second quarter of 2012.

•
Operating income of $49 million compared to operating income of $92 million for the prior year period. Second quarter 2013 operating income reflected lower gross profit, which includes idling expense related to planned plant maintenance. The decrease in operating income was partially offset by lower business realignment costs and the positive impact of savings from the shared services agreement with Momentive Performance Materials Inc. (“MPM”).

•	Net loss of $(28) million versus net income of $28 million in the prior year period. Second quarter 2013 results reflect the same factors impacting operating income.

•	Segment EBITDA totaled $118 million compared to $145 million during the prior year period.
“While our overall results trailed the prior year, we were pleased to post record Segment EBITDA within our Forest Products Resins segment, which was partially offset by our epoxy business,” said Craig O. Morrison, Chairman, President and CEO. “Our forest products results reflected continued strength in North American housing and our past restructuring initiatives, particularly in Europe, as well as our strong performance in Latin America and the Asia Pacific region. We also experienced Segment EBITDA gains in our phenolic specialty resins business during the second quarter of 2013 versus the prior year, which was offset by softer results in our specialty and base epoxy resins and Versatic derivatives businesses.”
“Looking ahead, we continue to expect that our overall volumes will be moderately higher in 2013 compared to 2012,” Morrison said. “We believe we are well positioned for long term growth due to our strategic investments in high-growth markets and our new product development initiatives, such as our OilPlusTM proppant technology. Based on our successful refinancing activity in early 2013, we also continue to benefit from our long-dated debt maturity profile and significant liquidity.”
Segment Results
Following are net sales and Segment EBITDA by reportable segment for the second quarter ended June 30, 2013 and 2012. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company’s senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments.

 Net Sales to Unaffiliated Customers(1):

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Epoxy, Phenolic and Coating Resins	$799	$796	$1,564	$1,590
Forest Products Resins	451	463	878	905
Total	$1,250	$1,259	$2,442	$2,495

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
Segment EBITDA:

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Epoxy, Phenolic and Coating Resins	$73	$101	$141	$215
Forest Products Resins	59	56	114	102
Corporate and Other	(14)	(12)	(32)	(26)

Reconciliation of Segment EBITDA to Net (Loss) Income (Unaudited)

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$73	$101	$141	$215
Forest Products Resins	59	56	114	102
Corporate and Other	(14)	(12)	(32)	(26)

Reconciliation:
Items not included in Segment EBITDA
Asset impairments	(7)	—	(7)	(23)
Business realignment costs	(2)	(3)	(11)	(18)
Integration costs	(2)	(1)	(5)	(6)
Other	(15)	(3)	(26)	(21)
Total adjustments	(26)	(7)	(49)	(68)
Interest expense, net	(76)	(67)	(150)	(132)
Loss on extinguishment of debt	—	—	(6)	—
Income tax (expense) benefit	(6)	(4)	26	(2)
Depreciation and amortization	(38)	(39)	(76)	(77)
Net (loss) income	$(28)	$28	$(32)	$12
Liquidity and Capital Resources
At June 30, 2013, Momentive Specialty Chemicals had total debt of approximately $3.8 billion compared to $3.5 billion at December 31, 2012. In addition, at June 30, 2013, the Company had $768 million in liquidity, comprised of $332 million of unrestricted cash and cash equivalents, $368 million of borrowings available under the ABL Facility ($400 million borrowing base less $32 million of outstanding letters of credit) and $68 million of borrowings available under additional credit facilities at certain international subsidiaries.
Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.
Earnings Call
Momentive Specialty Chemicals Inc. will host a teleconference to discuss second quarter 2013 results on Tuesday, August 13, 2013, at 9 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: 877-703-6102
International Participants: 857-244-7301
Participant Passcode: 75913085
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com.
A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time on August 13, 2013. The playback can be accessed by dialing 888-286-8010 (U.S.) and + 617-801-6888 (International). The passcode is 63614149. A replay also will be available through the Investor Relations Section of the Company’s website.
Covenant Compliance
The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and, in one case, the maintenance of a financial ratio (depending on certain conditions).
The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which restricts our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges Ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis.

As indicated above, the Company’s new ABL Facility, which is subject to a borrowing base, replaced its senior secured credit facilities in March 2013.  The ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $40 and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At June 30, 2013, the Company’s availability under the ABL Facility exceeded the minimum requirements, as did the Fixed Charge Coverage Ratio.
Adjusted EBITDA is defined as EBITDA further adjusted for certain non-cash and non-recurring costs and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt agreement. The Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under accounting principles generally accepted in the United States of America (U.S. GAAP). Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense.
As of June 30, 2013, the Company was in compliance with all covenants that govern the ABL Facility. The Company believes that a default under the ABL Facility is not reasonably likely to occur.
Reconciliation of Last Twelve Month Net Income to Adjusted EBITDA
The following table reconciles net income to EBITDA and Adjusted EBITDA, as calculated under certain of the Company’s indentures, for the period presented:

(In millions)	June 30, 2013 LTM Period
Net income	$280
Income tax benefit	(393)
Interest expense, net	281
Loss on extinguishment of debt	6
Depreciation and amortization	152
EBITDA	326
Adjustments to EBITDA:
Asset impairments	7
Business realignments (1)	28
Integration costs (2)	10
Other (3)	66
Cost reduction programs savings (4)	5
Savings from Shared Services Agreement(5)	6
Adjusted EBITDA	$448
Pro forma fixed charges (6)	$296
Ratio of Adjusted EBITDA to Fixed Charges (7)	1.51

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(2)	Primarily represents integration costs associated with the Momentive Combination.

(3)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation, accelerated depreciation on closing facilities and realized and unrealized foreign exchange and derivative activity.

(4)	Represents pro forma impact of in-process cost reduction programs savings.

(5)	Primarily represents pro forma impact of expected savings from the Shared Services Agreement with MPM in conjunction with the Momentive Combination.

(6)	Reflects pro forma interest expense based on interest rates at June 30, 2013, as if the 2013 Refinancing Transactions had taken place at the beginning of the period.

(7)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of June 30, 2013, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $368 million at June 30, 2013).

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings, including our quarterly reports on Form 10-Q. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive
Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc., and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2013	2012	2013	2012
Net sales	$1,250	$1,259	$2,442	$2,495
Cost of sales	1,098	1,088	2,147	2,152
Gross profit	152	171	295	343
Selling, general and administrative expense	89	79	181	164
Asset impairments	7	—	7	23
Business realignment costs	2	3	11	18
Other operating expense (income), net	5	(3)	2	2
Operating income	49	92	94	136
Interest expense, net	76	67	150	132
Loss on extinguishment of debt	—	—	6	—
Other non-operating (income) expense, net	(2)	(1)	3	1
(Loss) income before income tax and earnings from unconsolidated entities	(25)	26	(65)	3
Income tax expense (benefit)	6	4	(26)	2
(Loss) income before earnings from unconsolidated entities	(31)	22	(39)	1
Earnings from unconsolidated entities, net of taxes	3	6	7	11
Net (loss) income	$(28)	$28	$(32)	$12

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents (including restricted cash of $3 and $18, respectively)	$335	$419
Short-term investments	6	5
Accounts receivable (net of allowance for doubtful accounts of $16 and $17, respectively)	675	527
Inventories:
Finished and in-process goods	306	262
Raw materials and supplies	124	105
Other current assets	87	81
Total current assets	1,533	1,399
Investment in unconsolidated entities	49	42
Deferred income taxes	380	348
Other assets, net	132	109
Property and equipment:
Land	87	90
Buildings	298	305
Machinery and equipment	2,373	2,384
	2,758	2,779
Less accumulated depreciation	(1,627)	(1,612)
	1,131	1,167
Goodwill	166	169
Other intangible assets, net	86	91
Total assets	$3,477	$3,325
Liabilities and Deficit
Current liabilities
Accounts payable	$529	$418
Debt payable within one year	78	76
Interest payable	83	63
Income taxes payable	8	4
Accrued payroll and incentive compensation	42	40
Other current liabilities	118	129
Total current liabilities	858	730
Long-term liabilities
Long-term debt	3,705	3,419
Long-term pension and post employment benefit obligations	311	309
Deferred income taxes	18	18
Other long-term liabilities	170	166
Total liabilities	5,062	4,642
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at June 30, 2013 and December 31, 2012	1	1
Paid-in capital	520	752
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	—	(24)
Accumulated other comprehensive loss	(105)	(77)
Accumulated deficit	(1,705)	(1,673)
Total deficit	(1,585)	(1,317)
Total liabilities and deficit	$3,477	$3,325

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
(In millions)	2013	2012
Cash flows used in operating activities
Net (loss) income	$(32)	$12
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	76	77
Deferred tax benefit	(41)	(12)
Non-cash asset impairments and accelerated depreciation	7	30
Loss on extinguishment of debt	6	—
Unrealized foreign currency (gains) losses	(26)	15
Other non-cash adjustments	1	3
Net change in assets and liabilities:
Accounts receivable	(159)	(141)
Inventories	(70)	(88)
Accounts payable	119	114
Income taxes payable	6	(8)
Other assets, current and non-current	18	25
Other liabilities, current and long-term	30	(37)
Net cash used in operating activities	(65)	(10)
Cash flows used in investing activities
Capital expenditures	(60)	(58)
Capitalized interest	(1)	—
(Purchases of) proceeds from the sale of debt securities, net	(1)	2
Change in restricted cash	15	—
Investment in unconsolidated affiliates, net	(13)	(3)
Proceeds from sale of assets	1	9
Net cash used in investing activities	(59)	(50)
Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	9	(15)
Borrowings of long-term debt	1,127	451
Repayments of long-term debt	(1,040)	(473)
Long-term debt and credit facility financing fees	(36)	(13)
Capital contribution from parent	—	16
Common stock dividends paid	—	(2)
Net cash provided by (used in) financing activities	60	(36)
Effect of exchange rates on cash and cash equivalents	(5)	2
Decrease in cash and cash equivalents	(69)	(94)
Cash and cash equivalents (unrestricted) at beginning of period	401	416
Cash and cash equivalents (unrestricted) at end of period	$332	$322
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$126	$122
Income taxes, net of cash refunds	3	18
Non-cash financing activities:
Non-cash issuance of debt in exchange for loans of parent	$200	$—
Non-cash distribution declared to parent	208	—
Settlement of note receivable from parent	24	—